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                                   EXHIBIT 21

                                  SUBSIDIARIES


THE FOLLOWING IS A LIST OF THE COMPANY'S SUBSIDIARIES:

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                                                          Percentage of Voting
                                       Organized          Securities Owned By
Name                                 Under Laws of        Keane, Inc.
----                                 -------------        -------------------
Dataskills, Inc.                      Massachusetts             100%
Keane Federal Systems, Inc.             Delaware                100%
Keane Canada, Inc.                       Canada                 100%
169963 Canada, Inc.                      Canada                 100%
Keane Securities Corporation          Massachusetts             100%
Keane Technology Company                California              100%
Keane Technology Services Company       California              100%
Keane Pittsburg, Inc.                  Pennsylvania             100%
Bricker & Associates, Inc.               Illinois               100%
Keane Limited, Inc.                   United Kingdom            100%
Fourth Tier, Inc.                       California              100%

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